Exhibit 5.1


April 21, 2003

DigitalThink, Inc.
601 Brannan Street
San Francisco, CA 94107

         RE:  Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by DigitalThink, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to an aggregate of 2,400,000 shares of the Company's Common Stock, par value $.01 per share, (the "Shares") pursuant to the DigitalThink, Inc. 1996 Stock Plan (the "Stock Plan"), and the DigitalThink, Inc. 1999 Employee Stock Purchase Plan (the "Purchase Plan") (the Stock Plan and Purchase Plan being hereinafter collectively referred to as the "Plans").

In connection with this opinion, we have examined the Registration Statement and related Prospectuses, your Certificate of Incorporation and By-laws, as amended and restated, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the applicable Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

         Very truly yours,


         Cooley Godward llp



         By: /s/ Jodie M. Bourdet
             ---------------------
             Jodie M. Bourdet